Exhibit 99.2

DATE: February 27, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Provides 2013 Guidance

Strategy Emphasizes Greater Oil Production, Disciplined Gas Drilling, Lower Costs and New Opportunities

TULSA, Okla. – WPX Energy (NYSE: WPX) today announced that it is forecasting production of 1,261 MMcfe/d to 1,295 MMcfe/d for 2013 inclusive of ethane rejection. Bakken oil volumes are expected to grow 25 to 30 percent. Marcellus natural gas volumes are expected to climb 75 to 80 percent.

WPX also expects to continue lowering well costs, particularly in the Bakken. Recent Bakken costs have decreased 10 to 20 percent through multi-well pad drilling and completion efficiencies.

This improvement in well costs places WPX essentially equal to or better than the industry average in the Bakken on the Fort Berthold Indian Reservation, where WPX’s costs also include the use of ceramic proppant which provides stronger well performance.

“We’re focused on increasing oil production, being disciplined in our gas drilling while remaining poised for growth at the appropriate time, reducing costs and pursuing new opportunities like our Niobrara discovery in the Piceance and exploratory oil efforts that are under way in new areas,” said Ralph A. Hill, president and chief executive officer.

“Our capital allocation strategy aims to capture the most attractive returns from our portfolio as we create both near-term and long-term shareholder value,” Hill added.

WPX’s 2013 forecasts are based on commodity price ranges for the company’s three production streams – natural gas, oil and natural gas liquids (NGL). Details are provided below:

Commodity Prices

	2013 Forecast Ranges
	Low	Base	High
Natural Gas (Mmbtu) – NYMEX	$3.20	$3.50	$4.00
Oil (Bbl) – WTI	$85.00	$92.50	$95.00
NGL (Bbl) – Mont Belvieu	$38.00	$41.00	$45.00

Approximately 75 to 80 percent of WPX’s 2013 capital budget of $1 billion to $1.2 billion is allocated to oil and NGL resource plays, including oil-focused exploration and development activities. WPX’s NGL production comes primarily from its operations in the Piceance Basin.

The balance of the capital plan supports natural gas development, land acquisition and WPX’s international interests.

Capital Investments

	2013 Forecast (in millions)
	Low	Base	High
Piceance	$320	$340	$380
Bakken	$360	$370	$380
Marcellus	$85	$125	$190

Core Development	$765	$835	$950
Oil Exploration	$95	$95	$95
Oil Development	$40	$40	$55
Land/Other	$30	$30	$30
International (self-funding)	$70	$70	$70

Total	$1,000	$1,070	$1,200

WPX expects to drill approximately 220 gross operated wells under its base-case scenario by deploying an average of 11 rigs during 2013, with plans for five in the liquids-rich Piceance, four focused on oil drilling in the Bakken, one in the Marcellus and one for oil exploration in new plays the company has identified.

Ten of the 11 rigs in the base-case scenario are scheduled for oil and liquids resource plays. Depending on commodity prices, the actual number of rigs at any point during the year may average from nine to 13. WPX would consider adding rigs contingent upon stronger commodity prices or additional cost improvements.

Rig Count

	2013 Forecast
	Low	Base	High
Piceance Valley	3	4	5
Piceance Highlands	1	1	1
Bakken	4	4	4
Marcellus	0	1	2
Exploration	1	1	1

Total	9	11	13

The Bakken development program reflects a 25 percent efficiency gain in rig deployment, accomplished by drilling a comparable number of wells in 2013 as 2012 but with fewer rigs.

For 2013, WPX expects to grow its Bakken Shale oil production by 25 to 30 percent vs. 2012. Overall consolidated oil production is expected to rise approximately 21 percent.

Consolidated Annual Production

	2013 Forecast
	Low	Base	High
Natural Gas - MMcf/d	1,008	1,028	1,039
Oil - Mbbl/d	21.7	21.7	21.8
NGL - Mbbl/d	20.5	20.8	20.9

Total - MMcfe/d	1,261	1,283	1,295

Assumes a 53% ethane rejection rate in NGL volumes.

In 2012, the ethane rejection rate was 23%.

For 2013 – assuming comparable ethane recovery rates –WPX’s base-case production would decline an estimated 4.5 percent on an equivalent basis vs. 2012. Taking into account the anticipated impact of ethane rejection in NGL volumes, production equivalency is expected to be impacted an additional 3 percent. This year’s production reflects WPX’s decision to not grow natural gas volumes in the current price environment.

PURSUING NEW OPPORTUNITIES

On Jan. 22, WPX announced a Niobrara Shale natural gas discovery on the company’s acreage in the Piceance Basin. The discovery well has registered an average production rate of 10.6 million cubic feet per day over its first 60 days, despite being choked back substantially.

For comparison, the production from the Niobrara discovery well in the first 60 days is eight times greater than what a typical well in the Piceance Valley produces in its first 60 days.

WPX already has extensive processing and takeaway capacity under contract in the Piceance to support Niobrara production.

WPX now plans to drill four horizontal Niobrara wells in 2013 – up from the original plan of two. The drilling plan is designed to prove up adjacent acreage and test the repeatability of the play on additional acreage the company owns. This capital is included in WPX’s Piceance Basin budget.

WPX has the lease rights to approximately 180,000 net acres of the Niobrara/Mancos shale play in western Colorado. Over time, the Niobrara discovery has the potential to more than double the company’s proved, probable and possible (3P) reserves.

For 2013, WPX also has allocated $95 million in its capital budget for oil exploration and leasing in new areas. The company plans to drill eight exploratory oil wells in 2013. WPX has allocated an additional $40 million to $55 million in its capital budget to begin development if the results are commercially economic.

In other efforts to strengthen the WPX portfolio, the company plans to open a data room in early March to explore opportunities for the potential monetization of its holdings in Wyoming’s Powder River Basin, including the deep rights on its acreage.

EXPENSES

WPX is providing the following estimates on a consolidated per-unit basis for 2013 which includes both domestic and international expenses:

Consolidated Expenses

	2013 Forecast
	Low	Base	High
Lease operating	$0.66	$0.66	$0.66
Gathering, processing & transportation	$0.87	$0.89	$0.89
Taxes other than income	$0.29	$0.30	$0.33
General & administrative	$0.64	$0.63	$0.63
DD&A	$1.96	$1.96	$1.95

Annual Expenses (in millions)

	2013 Forecast
	Low	Base	High
Interest Expense	$105	$105	$104
Exploration	$78	$82	$82
Equity Earnings	($28)	($28)	($28)
Tax provision	33-38%	33-38%	33-38%

ADDITIONAL BACKGROUND

WPX management will discuss the company’s 2013 outlook and 2012 year-end results during a Feb. 28 webcast that will be broadcast at 10 a.m. Eastern on www.wpxenergy.com.

Interviews with WPX’s management about the company’s vision and the strength of its diversified portfolio, balance sheet, community involvement, employees and commitment to the environment are available at www.wpxenergy.com.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the liquids-rich Piceance Basin, the Bakken and Three Forks oil shales and the Marcellus Shale. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.